Confirming Statement

         I hereby confirm that I have authorized and designated each of Jennifer
L. Vogel, Kristin Becnel and Sarah E. Hagy to execute and file on my behalf all Forms 3, 4 and 5 (including any amendments thereto) that I may be required to file with the United States Securities and Exchange Commission as a result of my position with, or my ownership of or transactions in securities of, Continental Airlines, Inc. ("Continental"). The authority of such individuals under this Statement shall continue until I am no longer required to file Forms 4 or 5 with regard to Continental, unless earlier revoked in writing. I hereby acknowledge that such individuals are not assuming, nor is Continental assuming, any of my responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.



                                                  /s/ Jeffery A. Smisek
                                                  ------------------------------

                                                  Print Name: Jeffery A. Smisek
                                                              -----------------
Dated: April 16, 2004